UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2021

CARVER BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13007	13-3904174
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 West 125th Street, New York, NY	10027-4512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 360-8820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CARV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 14, 2021, Carver Bancorp, Inc. (the “Company” or “we”) entered into a Sales Agreement (the “Agreement”) with Piper Sandler & Co., as sales agent (“Piper Sandler”), pursuant to which the Company may offer and sell, from time to time through Piper Sandler, shares of our common stock, par value $0.01 per share (the “Common Stock”), having an aggregate gross sales price of up to $20.0 million.

Any sales of our Common Stock made under the Agreement will be sales deemed to be “at-the-market offerings,” as defined in Rule 415 under the Securities Act of 1933, as amended. These sales will be made by means of ordinary broker transactions on the NASDAQ Capital Market at market prices prevailing at the time, at prices related to the prevailing market prices, or at negotiated prices. We will pay Piper Sandler a commission rate of 3.0% of the aggregate purchase price of each sale of shares of Common Stock.

We are not obligated to make any sales of Common Stock under the Agreement. We also may instruct Piper Sandler as to the maximum number of shares of Common Stock it may sell on any given day, as well as the minimum price per share.

The Agreement contains representations and warranties and covenants that are customary for transactions of this type. In addition, the Company has agreed to indemnify Piper Sandler against certain liabilities on customary terms, subject to limitations on such arrangements imposed by applicable law and regulation. In the ordinary course of its business, Piper Sandler and/or their affiliates have engaged and may engage in commercial and investment banking transactions, financial advisory and other transactions with the Company. Piper Sandler has received, or may receive, customary compensation and expenses in connection with such other transactions.

The Agreement may be terminated by either the Company or Piper Sandler, each in its sole discretion, by giving written notice to the other party as provided for in the Agreement. The Agreement will automatically terminate following the sale of shares of Common Stock having an aggregate gross sales price of $20.0 million.

In addition, we also may sell shares of Common Stock to Piper Sandler as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to Piper Sandler as principal or other than in accordance with the Agreement, we will enter into a separate agreement setting forth the terms of such transaction.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement. The Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The description of the Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. The opinion of our legal counsel relating to the shares of common stock being offered pursuant to the Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits

Exhibit No.	Description

Exhibit 5.1	Opinion of Luse Gorman, PC
Exhibit 10.1	Sales Agreement by and between Carver Bancorp, Inc. and Piper Sandler & Co., dated as of December 14, 2021.
Exhibit 23.1	Consent of Luse Gorman, PC (included in Exhibit 5.1).
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARVER BANCORP, INC.

DATE: December 14, 2021	By:	/s/ Michael T. Pugh
Michael T. Pugh
President and Chief Executive Officer